Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT dated the 8th day of March, 2024, is by and between PetVivo Holdings, Inc. a Nevada corporation (“Company”), and Garry Lowenthal, an individual having a primary residence identified in the signature page below (“Executive”).

RECITALS

A. Company wishes to hire and Executive wishes to be employed by the Company in the capacity of Chief Financial Officer of the Company.

B. In consideration of the foregoing premises and the parties’ mutual covenants and undertakings contained in this Agreement, the Company and Executive agree as follows:

ARTICLE I.

DEFINITIONS

Capitalized terms used in the Agreement shall have their defined meaning throughout the Agreement. The following terms shall have the meanings set forth below, unless the context clearly requires otherwise.

1.1 “Agreement” means this Executive Employment Agreement, as from time to time amended.

1.2 “Award” means, individually or collectively, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit, Deferred Stock Unit, Performance Award, Non-Employee Director Award, or Other Stock-Based Award, in each case granted to an Eligible Recipient pursuant to the Incentive Plan.

1.3 “Base Salary” means the total annual cash/equity compensation payable on a regular periodic basis.

1.4 “Beneficiary” means the person or persons designated in writing to the Company by Executive to receive benefits payable after Executive’s death. In the absence of such designation or in the event that all of the persons so designated predecease Executive, Beneficiary means the executor, administrator or personal representative of Executive’s estate.

1.5 “Board” means the Board of Directors of the Company.

1.6 “Cause” has the meaning set forth at paragraph 4.1 of this Agreement.

1.7 “Change in Control” means:

(a)	the Company consummates a merger, consolidation, share exchange, division or other reorganization of the Company with any corporation or entity (other than an entity owned at least 80% by the Company) in which the Company is not the surviving entity or 50% of the Company’s then existing Board is replaced; or

(b)	the shareholders of the Company approve an agreement for the sale or disposition (in one transaction or a series of transactions) of assets of the Company, the total consideration of which is greater than 51% of the total fair market value of the Company; or

(c)	the shareholders of the Company approve an agreement for the sale or disposition (in one transaction or a series of transactions) of stock in the Company, the total sale or disposition of which is greater than 51% of the total common stock of the Company; or

(d)	the Company adopts a plan of complete liquidation or winding-up of the Company.

Such definition shall not include a follow-up Public Offering by Company or additional equity capital obtained by the Company pursuant to the approval of a majority of the Board.

1.8 “Company” means all of the following, jointly and severally: (a) PetVivo Holdings, Inc; (b) any Subsidiary; and (c) any Successor.

1.9 “Confidential Information” means information that is proprietary to the Company or proprietary to others and entrusted to the Company, whether or not trade secrets. Confidential Information includes, but is not limited to, information relating to business and operating plans and to business as conducted during Executive’s employment with the Company or anticipated to be conducted as evidenced by Company documents in existence as of the Date of Termination, and to past or current or anticipated as evidenced by Company documents in existence (as of the Date of Termination) products or services. Confidential Information also includes, without limitation, information concerning research, development, purchasing, accounting, marketing, distribution and selling. All information that Executive has a reasonable basis to consider confidential is Confidential Information, whether or not originated by Executive and without regard to the manner in which Executive obtains access to this and any other proprietary information.

1.10 “Disability” means the unwillingness or inability of Executive to perform Executive’s duties under this Agreement because of incapacity due to physical or mental illness, bodily injury, immediate household family illness or disease for a period of six (6) months.

1.11 “Executive” means Garry Lowenthal.

1.12 “Financing” means funds raised for the benefit of the Company, whether in the form of loans, venture capital financing or other investments.

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1.13 “Incentive Plan” means the PetVivo Holdings, Inc. 2020 Equity Incentive Plan.

1.14 “Inventions” means ideas, developments, improvements and discoveries related to the business of the Company including the products, methods of use and methods of manufacture of the Company, which have been identified by Executive while employed and which the Company elects to pursue, whether or not such are patentable, copyrightable or protectable under any statutory or regulatory scheme, and whether or not in writing or reduced to practice.

1.15 “Plan” means any bonus or incentive compensation agreement, plan, program, policy or arrangement sponsored, maintained or contributed to by the Company, to which the Company is a party or under which employees of the Company are covered, including, without limitation, any stock option, restricted stock or any other equity-based compensation plan, annual or long-term incentive plan, and any employee benefit plan, such as thrift, pension, profit sharing, deferred compensation, medical, dental, disability, accident, life insurance, automobile allowance, perquisite, fringe benefit, vacation, sick or parental leave, severance or relocation plan or policy or any other agreement, plan, program, policy or arrangement intended to benefit employees or executive officers of the Company.

1.16 “Subsidiary” means any corporation at least a majority of whose securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the occurrence of a contingency) is at the time owned by the Company and/or one or more Subsidiaries.

1.17 “Successor” has the meaning set forth at paragraph 8.3(a) of this Agreement.

1.18 “Works of Authorship” means writings, drawings, software, trademarks and any other works of authorship, whether or not such are copyrightable or can be trademarked.

ARTICLE II.

EMPLOYMENT, DUTIES, AND TERM

2.1 Employment. Upon the terms and conditions set forth in this Agreement, the Company hereby employs Executive, and Executive accepts such employment, as the Chief Financial Officer of the Company. Except as expressly provided herein, termination of this Agreement by either party or by mutual agreement of the parties shall also terminate Executive’s employment by the Company.

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2.2 Duties. During the term of this Agreement, and excluding any periods of vacation, sick, disability or other leave to which Executive is entitled, Executive agrees to devote his full-time attention and time to the business and affairs of the Company unless other arrangements are approved by the Chief Executive Officer or the Board of Directors of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, by the Chief Executive Officer or Board of Directors and under the Company’s bylaws, as amended from time to time, and to use Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the term of this Agreement, it shall not be a violation of this Agreement for Executive to serve on corporate, civic, non-profit or charitable boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions and manage personal investments, so long as such activities do not interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement or cause harm to the Company. Executive shall comply with the Company’s policies and procedures provided that to the extent such policies and procedures are inconsistent with this Agreement, the provisions of this Agreement shall control.

2.3 Certain Proprietary Information. If Executive possesses any proprietary information of another person or entity as a result of prior employment or relationship, Executive shall honor any legal obligation that Executive has with that person or entity with respect to such proprietary information.

2.4 No Conflict. The Executive represents and warrants that Executive is not party to or subject to any agreement, covenant, understanding, or under any obligation, contractual or otherwise, to any firm, person or corporation, which would prevent his employment by the Company or adversely affect his ability to serve as an executive of the Company, as herein contemplated.

2.5 Term. Subject to the provisions of Article IV, the term of employment of Executive under this Agreement shall commence on the date set forth above and continue until March 31, 2027 (the “Term”).

2.6 Return of Proprietary Property. Executive agrees that all property in Executive’s possession belonging to Company, including without limitation all documents, reports, manuals, memoranda, computer print-outs, magnetic and other media, computers, customer lists, credit cards, keys, identification, products, access cards, automobiles, inventions, trademarks, copyrights, trade secrets and all other property relating in any way to the business of the Company are the exclusive property of the Company, even if Executive authored, created or assisted in authoring or creating such property. Executive shall return to the Company all such documents and property immediately upon termination of employment or at such earlier time as the Company may reasonably request.

ARTICLE III.

COMPENSATION, BENEFITS AND EXPENSES

3.1 Base Salary. The Company shall pay Executive the Base Salary to Executive in gross bi-monthly payments of Eight Thousand Three Hundred Thirty-Three Dollars and Thirty-Three Cents ($8,333.33) payable on the 15th day and last day of each month for the term of this Agreement or until termination. Executive shall be paid a Base Salary at an annual rate that is not less than Two Hundred Thousand Dollars ($200,000.00) or such higher annual rate as may from time to time be approved by the Board. The Company will pay Executive the Base Salary through his holding company Security First International, Inc. payable on the 15th day and last day of each month for the term of this Agreement or until termination.

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3.2 Award Grant. For the term the Executive is employed by the Company, the Company will grant Executive an initial Award in the form of restricted stock units pursuant to the Incentive Plan providing the Executive providing the Executive the right to receive up to Ninety (90,000) restricted shares of common stock of the Company upon vesting. The Compensation Committee of the Company may determine additional Awards and the number of shares for each Award pursuant to the Incentive Plan. The terms and conditions of each Award grant will be determined by the Company’s Compensation Committee and shall be set forth in a separate Award agreement as approved by the Compensation Committee and to be executed by both the Company and the Executive. Stock ownership will also give rise to additional confidentiality obligations. For the first initial Award, this Award shall be subject to the terms and conditions as set forth in a separate Restricted Stock Unit Agreement to be executed by both parties, a copy of which is attached hereto as Exhibit A.

3.3 Signing Bonus and Performance Bonus Compensation. Executive shall be entitled to receive a signing bonus in the amount of Ten Thousand Dollars ($10,000) upon the Executive’s execution of this Agreement. The Company will pay the Executive a signing bonus through his holding company Security First International, Inc. Furthermore, Executive shall be eligible for a cash performance/incentive bonus that is approved and granted by the Board of Directors pursuant to the achievement of milestones established by the Compensation Committee. The Board of Directors will consider such performance-based bonuses for the Executive on a regular basis, which shall occur at least once each calendar year.

3.4 Benefits. Executive shall be eligible to participate in all executive or employee benefits, including but not limited to any pension, equity incentive, health, welfare and fringe benefits Company maintains for its employees of similar tenure and grade, subject to and on a basis consistent with the terms of each such Plan or program and consistent with executives of similar tenure or grade.

3.5 Paid-Time-Off. Executive shall be entitled to Fifteen (15) days of paid-time-off per calendar year for vacation, sick leave and all other personal leave, exclusive of days where executive’s work for company was accomplished by executive when out of the office. The time or times at which such paid-time-off days are to be taken shall be reasonably determined by Executive consistent with Executive’s duties and obligations under this Agreement. Executive may carry forward ten (10) paid-time-off days with respect to a calendar year that are unused as of the last day of such calendar year, with Twenty-five (25) days to be the maximum paid-time-off days that Executive shall have in any calendar year, unless such policy is changed by the Company but never less than Twenty-five (25) day maximum per year.

3.6 Business Expenses. During the term of Executive’s employment under this Agreement the Company shall, in accordance with, and to the extent of, its polices in effect from time to time, bear all pre-approved, reasonable, ordinary and necessary business expenses incurred by Executive in performing Executive’s duties as an executive officer of the Company, including, without limitation, all travel and living expenses while away from home on business in the service of the Company and entertainment expenses, provided that Executive accounts promptly for such expense to the Company in the manner reasonably prescribed from time to time by the Company. For all business expenses related to any action, activity, event or item that are anticipated to exceed $500, Executive shall submit a written expense authorization form to the Company for approval prior to incurring any such business expense.

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ARTICLE IV.

TERMINATION

Notwithstanding any other provision of this Agreement to the contrary or appearing to be to the contrary, Executive’s employment and this Agreement may terminate as follows:

4.1 Termination for Cause. Notwithstanding anything contained in this Agreement to the contrary, the Company shall have the right to immediately terminate the employment of Executive upon the occurrence of any of the following events (which events shall constitute “Cause” for termination):

(a) Executive shall intentionally commit a material and substantial breach or violation of any of Executive’s covenants under this Agreement, which breach continues for a period of ten (10) days following notice thereof from the Company;

(b) Executive shall fail to substantially perform Executive’s duties with the Company (other than due to incapacity resulting from physical or mental illness, including care required for physical or mental illness of Executive’s immediate family) which failure has continued for at least fifteen (15) days following receipt by Executive of written notice specifying the failure to substantially perform; or

(c) Executive commits, is convicted of, or pleads nolo contendere to a crime involving dishonest conduct, moral turpitude or relating directly to his duties as an employee of the Company.

(d) Executive shall violate or refuse to obey the lawful and reasonable written instructions of the Chief Executive Officer, other supervising officer or the Board of the Company, provided that such instructions are not in violation of this Agreement or violate any local, state and/or federal laws or regulations;

(e) Executive shall become disabled during the Term (Executive shall be deemed to be disabled if the Executive is eligible to receive disability benefits under any long-term disability plan the Company may then have in effect, or, if no such plan is then in effect, Executive shall be deemed to be disabled if Executive is unable to perform the essential functions of his position with the Company, with reasonable accommodation, by reason of a physical or mental infirmity, for a period of ninety (90) consecutive days within any 180-day period), or if Executive shall die during the Term of this Agreement.

If the employment of Executive is terminated pursuant to this Section 4.1, such termination shall be effective upon the delivery of notice thereof to Executive, except in the event of the death of Executive, in which case termination shall be effective immediately upon death, and termination pursuant to subsection 4.1(a) or (b) under circumstances in which Executive is entitled to notice of breach (or failure) and an opportunity to cure, in which case termination shall be effective immediately after the notice period if Executive fails to cure the breach or failure to the reasonable satisfaction of the Company.

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4.2 Termination by Company for any Other Reason. Notwithstanding anything contained in this Agreement to the contrary, the Company shall have the right to terminate the employment of Executive for any reason, including reasons other than those described in Section 4.1, upon thirty (30) days’ notice to Executive. Such termination shall be effective upon the expiration of such 30-day period. Company reserves the right to provide pay in lieu of notice for the 30-day period.

4.3 Return of Property. Upon termination of Executive’s employment for any reason, be it voluntary or involuntary, Executive shall promptly deliver to the Company (a) all records, manuals, books, documents, client lists, letters, reports, data, tables, calculations, prototypes and any and all copies of any of the foregoing which are the property of the Company or which relate in any way to the business or practices of the Company, and (b) all other property of the Company and Confidential Information which in any of these cases are in his possession or under his control. The executive shall not retain any copies or summaries of any kind of documents and materials covered by this Paragraph 4.3.

4.4 Payment Upon Termination. In the event Executive’s employment with the Company is terminated, the Company shall continue to pay Executive all Salary and other payments due under the terms of this Agreement through the date of termination, including payment for accrued but unused PTO. Termination of employment shall not affect vested benefits under any employee benefit plans in which the Executive participates. Following termination and if such benefits have been implemented, the Executive shall have the right to continue medical benefits and life insurance benefits pursuant to COBRA.

4.5 Surviving Rights. Notwithstanding the termination of Executive’s employment, the parties shall be required to carry out any provisions hereof which contemplate performance subsequent to such termination; and such termination shall not affect any liability or other obligation which shall have accrued prior to such termination, including, but not limited to, any liability for loss or damage on account of a prior default.

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ARTICLE V.

CONFIDENTIAL INFORMATION

5.1 Prohibitions Against Use. Executive will not during or subsequent to the termination of Executive’s employment under this Agreement use or disclose, other than in connection with Executive’s employment with the Company, any Confidential Information to any person not employed by the Company or not authorized by the Company to receive such Confidential Information, without the prior written consent of the Company. Executive will use reasonable and prudent care to safeguard and protect and prevent the unauthorized use and disclosure of Confidential Information. The obligations contained in this paragraph 5.1 will survive for as long as the Company in its sole judgment considers the information to be Confidential Information. The obligations under this paragraph 5.1 will not apply to any Confidential Information that is now or becomes generally available to the public through (i) no fault of Executive or (ii) to Executive’s disclosure of any Confidential Information required by law or judicial or administrative process.

ARTICLE VI.

NON-COMPETITION

6.1 Non-competition. Subject to paragraph 6.2 and 6.3, Executive agrees that during the terms of this Agreement and for a period of one (1) year following termination of employment for any reason, Executive will not, anywhere in the world, directly or indirectly, alone or as a partner, officer, director, shareholder or employee of any other firm or entity, engage in any commercial activity in competition with the Company which activity involves the development, distribution, sales or marketing of manufactured biomaterials containing proteins including, but not limited to, collagen-, elastin-, casein- or fibrin-containing products for any medical application. For purposes of this paragraph, “shareholder” shall not include beneficial ownership of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange or quoted on a major stock exchange.

6.2 Covenant Not to Recruit. Executive recognizes that the Company’s workforce constitutes an important and vital aspect of its business on a worldwide basis. Executive agrees that for a period of one year following the termination of this Agreement for any reason whatsoever, he shall not solicit, or assist anyone else in the solicitation of, any of the Company’s then-current employees to terminate their employment with the Company and to become employed by any business enterprise with which the Executive may then be associated, affiliated or connected.

6.3 Judicial Modification. If any of the foregoing covenants are deemed by a court of competent jurisdiction to be unenforceable because of their scope or duration, or the area or subject matter covered thereby, the Company and Executive agree that the court making such determination shall have the power to reduce or modify the scope, duration, subject matter and/or area of such covenant to the extent that allows the maximum scope, duration, subject matter and area permitted by applicable law.

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ARTICLE VII.

INVENTIONS

7.1 Disclosure and Assignment of Inventions and Other Works. Executive shall promptly disclose to the Company in writing all Inventions and Works of Authorship which are conceived, made, discovered, written or created by Executive alone or jointly with another person, group, or entity, whether during the normal hours of Executive’s employment at the Company or on Executive’s own time during the term of this Agreement and for one year after termination of this Agreement. In addition, prior to his employment with the Company, Executive generated the Inventions and Works of Authorship disclosed on Schedule A to this Agreement. All disclosures shall be made by Executive to the Company in a written report setting forth in detail the structures, procedures and methodology employed, and the results achieved.

Executive, by signing this Agreement, to the extent that he has the legal right to do so, hereby assigns and agrees to assign all rights, title and interests to all such Inventions and Works of Authorship described above and as set forth on Schedule A to the Company and hereby acknowledges that any and all of said Inventions and Works of Authorship are the property of the Company.

Executive shall give the Company all the assistance it reasonably requires for the Company to perfect, protect, and use its rights to Inventions and Works of Authorship with appropriate compensation if such assistance occurs following termination of this Agreement. Executive shall sign all such documents, take all such actions and supply all such actions and supply all such information that the Company deems necessary or desirable in order to transfer or record the transfer of Executive’s entire right, title and interest in such Inventions and Works of Authorship; and in order to enable the Company to obtain exclusive patent, copyright, or other legal protection for Inventions and Works of Authorship. The Company shall bear all expenses in this regard.

7.2 Notice: Minnesota law exempts from this Agreement “an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer.” For purposes of this paragraph, the term “inventions” is acknowledged to include Works of Authorship.

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ARTICLE VIII.

GENERAL PROVISIONS

8.1 No Adequate Remedy. The parties declare that it is impossible to accurately measure in money the damages which will accrue to either party by reason of a failure to perform any of the obligations under this Agreement. Therefore, if either party shall institute any action or proceeding to enforce the provisions hereof, other than a claim by Executive for a payment pursuant to paragraph 4.4, the party against whom such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law, and such party shall not assert in any such action or proceeding the claim or defense that such party has an adequate remedy at law.

8.2 Arbitration. Any claim arising out of or relating to Executive’s employment with the Company including claims: (1) arising out of termination or discipline (including constructive discharge) or any denial of promotion; (2) relating to breach of contract (express or implied); (3) relating to tort; (4) relating to wages or other compensation due; (5) relating to benefits (except claims under an employee benefit or pension plan that either (i) specifies that its claims procedures shall culminate in an arbitration procedure different from this one, or (ii) is underwritten by a commercial insurer which decides claims; (6) concerning discrimination disputes (including, but not limited to race, sex, sexual orientation, religion, national origin, age, marital status, or disability), including complaints regarding hostile work environment, or other prohibited discriminatory conduct; and (7) concerning violation of any law, statute, regulation or ordinance, shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

Notwithstanding the above, claims that are not arbitrable are those for injunctive and/or other equitable relief, including but not limited to those for unfair competition and the use or disclosure of Confidential Information, as to which the Executive agrees that the Company may seek and obtain relief from a court of competent jurisdiction. Claims for workers’ compensation or unemployment compensation benefits are also excluded from this requirement for arbitration.

The aggrieved party must give written notice to the other party of any claim. The written notice shall identify and describe the nature of the claims asserted and the facts upon which such claims are based.

Except for such claims listed above which are not arbitrable, for all other claims Section 8.2 specifically includes a waiver of the right to a court trial and a trial by jury.

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8.3 Successor and Assigns.

(a) This Agreement shall be binding upon and inure to the benefit of any Successor of the Company and any such Successor shall absolutely and unconditionally assume all of the Company’s obligations hereunder. Upon the Executive’s written request, the Company will seek to have any Successor, by agreement in form and substance reasonably satisfactory to Executive, assent to the fulfillment by the Company of their obligations under this Agreement. For purposes of this Agreement, “Successor” shall mean any corporation, individual, group, association, partnership, firm, venture, or other entity or person that, subsequent to the date hereof, succeeds to the actual or practical ability to control (either immediately or with the passage of time), all or substantially all of the Company’s business and/or assets, directly or indirectly, by merger, consolidation, recapitalization, purchase, liquidation, redemption, assignment, similar corporate transaction, or operation of law, other than an Initial or follow-up Public Offering by Company or additional equity capital obtained by the Company pursuant to the approval of a majority of the Board.

(b) This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate. Executive may not assign this Agreement, in whole or any part, without the prior written consent of the Company.

8.4 Notices. All notices, request and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be personally delivered or mailed postage prepaid, registered or certified U.S. mail, to any party at its address set forth on the last page of this Agreement. Either party may, by notice hereunder, designate a changed address. Any notice hereunder shall be deemed effectively given and received: (a) if personally delivered, upon delivery; or (b) if mailed, on the registered date or the date stamped on the certified mail receipt.

8.5 Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

8.6 Governing Law. The validity, interpretation, construction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by the substantive laws of the State of Minnesota (without regard to the conflict of laws, rules or statutes of any jurisdiction), and any and every legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of Minnesota, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.

8.7 Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.8 Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

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8.9 Modification. This Agreement may not be modified or amended except by a written instrument signed by the parties hereto.

8.10 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces in full all prior employment agreements, consulting agreements or understandings of the parties hereto, and any and all such prior agreements or understandings are hereby rescinded by mutual agreement.

8.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

8.12 Survival. The parties expressly acknowledge and agree that the provisions of this Agreement which by their express or implied terms extend beyond the termination of Executive’s employment hereunder (including, without limitation, the provisions of paragraph 3.3 (relating to stock options), the provisions of paragraph 3.4 (relating to benefits), and 4.7 (relating to compensation) or beyond the termination of this Agreement (including, without limitation, the provisions of Article V (relating to confidential information) Article VI (relating to non-competition) and Article VII (relating to Inventions) shall continue in full force and effect notwithstanding Executive’s termination of employment hereunder or the termination of this Agreement, respectively.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Executive Employment Agreement to be duly executed and delivered as of the date first above written.

EXECUTIVE		PETVIVO HOLDINGS, INC.

By:	/s/ Garry Lowenthal	By:	/s/ John Lai
	Garry Lowenthal		John Lai
	3710 Washburn Ave S		Chief Executive Officer
	Minneapolis, MN 55410		5251 Edina Industrial Blvd.
Edina, MN 55439

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EXHIBIT A

Form of Non-Qualified Stock Option Agreement

PETVIVO HOLDINGS, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”) between PetVivo Holdings, Inc. (the “Company”) and Garry Lowenthal (the “Award Recipient”) is effective as of April 1, 2024 (the “Effective Date”). Any undefined terms appearing herein as defined terms shall have the same meaning as they do in the PetVivo Holdings, Inc. 2020 Equity Incentive Plan, as amended and/or restated from time to time (the “Plan”). The Company will provide a copy of the Plan to the Award Recipient upon request.

WITNESSETH:

1. Award of Restricted Stock Units. Pursuant to the provisions of the Plan, the Company hereby awards the Award Recipient, subject to the terms and conditions of the Plan (incorporated herein by reference), and subject further to the terms and conditions in this Agreement, 90,000 restricted stock units (“RSUs”) (the “Award”). Each RSU shall represent an unfunded, unsecured right for the Award Recipient to receive one (1) share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as described in this Agreement. The RSUs shall vest according to the following schedule.

2. Ownership Rights. The Award Recipient has no voting or other ownership rights in the Company arising from the award of RSUs under this Agreement.

3. Dividends. The Award Recipient shall be credited with dividend equivalents equal to the dividends the Award Recipient would have received if the Award Recipient had been the owner of a number of shares of Common Stock equal to the number of RSUs credited to the Award Recipient on such dividend payment date (the “Dividend Equivalent”). Any Dividend Equivalent deriving from a cash dividend shall be converted into additional RSUs based on the Fair Market Value of Common Stock on the dividend payment date. Subject to Section 11.D. of the Plan, any Dividend Equivalent deriving from a dividend of shares of Common Stock shall be converted into additional RSUs on a one-for-one basis. The Award Recipient shall continue to be credited with Dividend Equivalents until the Settlement Date (defined below) (or, if applicable, the forfeiture of the corresponding Award). The Dividend Equivalents so credited shall be subject to the same terms and conditions as the corresponding Award, and they shall vest (or, if applicable, be forfeited) and be settled in the same manner and at the same time as the corresponding Award, as if they had been granted at the same time as such Award.

4. Vesting of Award. The unvested portion of the Award is subject to forfeiture. Subject to the terms of the Plan and this Agreement, including without limitation, fulfillment of the employment requirements in paragraph 8 below, the Award will vest in accordance with the following schedule (except in the case of the Award Recipient’s earlier Separation from Service due to death or Disability or an earlier Change of Control of the Company, as set forth in paragraph 6 below):

DATE OF VESTING	VESTED AMOUNT

January 28, 2025	45,000

January 28, 2026	45,000

5. Settlement. Once vested, the Award will be settled as follows:

In General. Subject to paragraph 11 hereof, the Award will be settled in Common Stock. Subject to the terms of the Plan, settlement of the vested portion of the Award shall occur on May 13, 2021 (or if such date is not a business day, the business day immediately following such date); or, in the case of (i) the Award Recipient’s Separation from Service due to death or Disability or (ii) a Change of Control (as defined in clause A of Exhibit A of the Plan), settlement of the Award shall occur as of such earlier date set forth in paragraph 6 hereof (the “Settlement Date”). As soon as practicable (but in no event more than 180 days) following the Settlement Date, the Company shall issue or cause there to be transferred to the Award Recipient (or, in the case of the Award Recipient’s death, to the Award Recipient’s designated beneficiary or estate, as applicable or, in the case of the Award Recipient’s Disability, to the Award Recipient’s guardian or legal representative, if applicable and if permissible under applicable law) a number of whole shares of Common Stock equal to the aggregate number of RSUs (rounded down to a whole number) granted to the Award Recipient under this Agreement (including, without limitation, the RSUs attributable to Dividend Equivalents) that are vested as of the Settlement Date (the “Settlement Shares”). Notwithstanding the foregoing, if the Award Recipient’s Separation from Service occurs due to Disability, any such settlement of the Award by reason of such Separation from Service shall be delayed for six months from the date of the Award Recipient’s Separation from Service if the Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of Separation from Service).

(a) Termination of Rights. Upon the issuance or transfer of Settlement Shares in settlement of the Award (including, without limitation, the RSUs attributable to Dividend Equivalents), the Award shall be settled in full and the Award Recipient (or his or her designated beneficiary or estate, in the case of death) shall have no further rights with respect to the Award.

(b) Certificates or Book Entry. As of the Settlement Date, the Company shall, at the discretion of the Committee or its designee, either issue one or more certificates in the Award Recipient’s name for such Settlement Shares or evidence book-entry registration of the Settlement Shares in the Award Recipient’s name (or, in the case of death, to the Award Recipient’s designated beneficiary, if any). No fractional shares of Common Stock shall be issued in settlement of the RSUs, and any fractional share of Common Stock that would otherwise be Settlement Stock as of the Settlement Date shall be settled through a cash payment based on the Fair Market Value of a share of Common Stock.

(c) Conditions to Delivery. Notwithstanding any other provision of this Agreement, the Company shall not be required to evidence book-entry registration or issue or deliver any certificate or certificates representing Settlement Shares in the event the Company reasonably anticipates that such registration, issuance or delivery would violate Federal securities laws or other applicable law; provided that the Company must evidence book-entry registration or issue or deliver said certificate or certificates at the earliest date at which the Company reasonably anticipates that such registration, issuance or delivery would not cause such violation.

(d) Legends. The Settlement Shares shall be subject to such stop transfer orders and other restrictions as the Committee may deem reasonably advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Settlement Shares are listed, any applicable Federal or state laws or the Company’s Certificate of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on or otherwise apply to any certificates or book-entry position representing Settlement Shares to make appropriate reference to such restrictions.

6. Accelerated Vesting and Settlement on Change of Control and Separation from Service Due to Death and Disability. Notwithstanding anything in this Agreement to the contrary:

(a) Upon a Change of Control, the Award (including, without limitation, the RSUs attributable to Dividend Equivalents) shall immediately and fully vest and become nonforfeitable, and such Award shall be settled as soon as practicable (but in no event more than 30 days) following the date of such Change of Control; provided, however, that, in the event that such Change of Control does not qualify as an event described in Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder, the Award shall not be settled until the first Settlement Date that is also a permissible payment event under Section 409A of the Code and the regulations thereunder (but shall not be subject to the forfeiture provisions of paragraph 8 hereof following such Change of Control).

(b) In the event of the Award Recipient’s Separation from Service due to death or Disability, the Award (including, without limitation, the RSUs attributable to Dividend Equivalents) shall immediately and fully vest and become nonforfeitable effective as of the date of the Award Recipient’s Separation from Service due to death or Disability, and such Award shall be settled as soon as practicable (but in no event more than 30 days) following the date of such Award Recipient’s Separation from Service due to death or Disability, as applicable.

(c) The Committee shall have the sole and absolute discretion to determine whether the Award Recipient’s Separation from Service is by reason of Disability, as defined by the Plan and in accordance with Section 409A of the Code.

7. Cancellation of Award. The Committee has the right to cancel for no consideration all or any portion of the Award in accordance with Section 4 of the Plan if the Committee determines in good faith that the Award Recipient has done any of the following: (i) committed a felony; (ii) committed fraud; (iii) embezzled; (iv) disclosed confidential information or trade secrets; (v) was terminated for Cause; (vi) engaged in any activity in competition with the business of the Company or any Subsidiary or Affiliate of the Company; or (vii) engaged in conduct that adversely affected the Company. The Delegate shall have the power and authority to suspend the vesting of or the right to receive Settlement Shares in respect of all or any portion of the Award if the Delegate makes in good faith the determination described in the preceding sentence. Any such suspension of an Award shall remain in effect until the suspension shall be presented to and acted on by the Committee at its next meeting. This paragraph 7 shall have no application for the two-year period following a Change of Control of the Company.

8. No Right to Continued Engagement. Nothing in the Plan or this Agreement shall confer on the Award Recipient any right to continue in engagement with the Company or its Affiliates for any given period or on any specified terms nor in any way affect the Company’s or its Affiliates’ right to terminate the Award Recipient’s consulting services without prior notice at any time for any reason or for no reason.

9. Transferability. Unless otherwise determined by the Committee, the RSUs subject to this Award (including, without limitation, Dividend Equivalents) may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Award Recipient otherwise than by will or by the laws of intestacy, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary or Affiliate; provided, however, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

10. Adjustment in Award. The number of shares of Common Stock underlying this Award shall be subject to adjustment in accordance with Section 3.D. of the Plan in the event of a Share Change or Corporate Transaction, and the Committee shall be authorized to make such other equitable adjustments of the Award or shares of Common Stock issuable pursuant thereto so that the value of the interest of the Award Recipient shall not be decreased by reason of the occurrence of such event. Any such adjustment shall be deemed conclusive and binding on the Company, the Award Recipient, his or her beneficiaries and all other interested parties.

11. Administration; Amendment. This Award has been made pursuant to a determination by the Committee and/or the Board of Directors of the Company, and the Committee shall have plenary authority to interpret, in its sole and absolute discretion, any provision of this Agreement and to make any determinations necessary or advisable for the administration of this Agreement. All such interpretations and determinations shall be final and binding on all persons, including the Company, the Award Recipient, his or her beneficiaries and all other interested parties. Subject to the terms of the Plan, this Agreement may be amended, in whole or in part, at any time by the Committee; provided, however, that no amendment to this Agreement may adversely affect the Award Recipient’s rights under this Agreement without the Award Recipient’s consent except such an amendment made to cause the Award to comply with applicable law, stock exchange rules or accounting rules.

12. Binding Nature of Plan. The Award is subject to the Plan. The Award Recipient agrees to be bound by all terms and provisions of the Plan and related administrative rules and procedures, including, without limitation, terms and provisions and administrative rules and procedures adopted and/or modified after the granting of the Award. In the event any provisions hereof are inconsistent with those of the Plan, the provisions of the Plan shall control, except to the extent expressly modified herein pursuant to authority granted under the Plan.

13. Compliance with Laws and Regulations. The Award and the obligation of the Company to deliver the Settlement Shares subject to the Award are subject to compliance with all applicable laws, rules and regulations, to receipt of any approvals by any government or regulatory agency as may be required, and to any determinations the Company may make regarding the application of all such laws, rules and regulations.

14. Notices. Any notice to the Company under this Agreement shall be in writing to the following address or email: Human Resources - Executive Compensation, PetVivo Holdings, Inc., 5251 Edina Industrial Blvd., Edina, MN 55439; Email Address: accounting@petvivo.com. The Company will address any notice to the Award Recipient to his or her current address according to the Company’s personnel files. All written notices provided in accordance with this paragraph shall be deemed to be given when (a) delivered to the appropriate address(es) by hand or by a nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile to the appropriate facsimile number, with confirmation by telephone of transmission receipt; or (c) received by the addressee, if sent by U.S. mail to the appropriate address or by Company inter-office mail to the appropriate mail code. Either party may designate in writing some other address or facsimile number for notice under this Agreement.

15. Withholding. The Company shall not be obligated to withhold from his or her compensation, including the RSUs granted hereunder and the Settlement Shares issuable hereunder, to satisfy any income and employment tax withholding obligations in connection with this Award. For Federal income tax purposes with respect to any Settlement Shares subject to this Award, the Award Recipient shall be solely responsible to pay, or make arrangements regarding the payment of, all Federal, state and local income and employment taxes that are required by applicable laws and regulations to be paid with respect to such amount.

16. Voluntary Participation. Participation in the Plan is voluntary. The value of the Award is an extraordinary item of compensation outside the scope of the Award Recipient’s consulting contract, if any. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

17. Force and Effect. The various provisions of this Agreement are severable in their entirety. Any judicial or legal determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

18. Successors. This Agreement shall be binding upon and inure to the benefit of the successors of the respective parties.

19. Applicable Law. The validity, construction and effect of this Agreement and any rules and regulations relating to the Agreement shall be determined in accordance with the laws of the State of Nevada, unless preempted by federal law, and also in accordance with Internal Revenue Code Section 409A and any interpretive authorities promulgated thereunder.

IN WITNESS WHEREOF, this Agreement has been executed by an appropriate officer of PetVivo Holdings, Inc. and by the Award Recipient, both as of the day and year first above written.

PETVIVO HOLDINGS, INC.

By:
Name:	John Lai
Title:	Chief Executive Officer

AWARD RECIPIENT

Name:	Garry Lowenthal

SCHEDULE A

Prior Inventions and Works of Authorship

None